PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President
410-285-9313 (email: mdee@patapscobank.com)

PATAPSCO BANCORP, INC. ANNOUNCES 3rd QUARTER RESULTS

Baltimore, Md. April 23, 2010  - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced a net loss available for common shareholders of ($2.1 million) for the Company’s nine months ended March 31, 2010 compared to a net loss of ($712,000) for the comparable period in the prior year.  The Company recorded a net loss to common shareholders for the period of ($1.11) per share as compared to ($0.37) per share in the comparable period.

For the third quarter ended March 31, 2010 of the Company’s fiscal year 2010, the Company announced a net loss available to common shareholders of ($2.1 million) and a net loss to common shareholders of ($1.07) per share as compared to a net loss of ($405,000) or ($0.21) per common share for the comparable period in the prior year.

The Company’s results were significantly impacted by a $2.6 million provision for loan losses incurred during the quarter which is 190% higher than the provision incurred during the quarter ended March 31, 2009.  Non-performing assets of The Patapsco Bank were 6.24% of total assets at March 31, 2010 as compared to 4.66% of total assets at June 30, 2009.   The provision for loan losses for the nine months ended March 31, 2010 totaled $3.4 million, a 38% increase compared to the $2.5 million recorded in the comparable period last year.  In addition, the Company recorded costs associated with foreclosed assets of $982,000 in the current quarter and $1.0 million for the nine months ended March 31, 2010.  These costs were $0 in comparable periods of 2009 fiscal year.  The ratio of the allowance for loan losses to total loans was 2.51% at March 31, 2010, compared to 1.37% at June 30, 2009 and 1.57% March 31, 2009.

As of March 31, 2010, the Company reported assets of $263 million, loans of $206 million, deposits of $222 million and total stockholders’ equity of $17.7 million compared to assets of $268 million, loans of $217 million, deposits of $208 million and total stockholders’ equity of $19.7 million at June 30, 2009, the Company’s previous fiscal year end.

        Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm, Glen Meadows, Carney and its Baltimore City office located in Hampden.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (Unaudited) Patapsco Bancorp, Inc. and Subsidiary

	For the Nine Months Ended		For the Three Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2010	2009	2010	2009

OPERATING RESULTS:
Interest Income	$10,597	$12,060	$3,344	$3,777
Interest Expense	4,144	5,395	1,257	1,718
Net Interest Income	6,453	6,665	2,087	2,059
Provision For Loan Losses	3,375	2,451	2,583	891
Net Interest Income/(Loss) After Provision
for Loan Losses	3,078	4,214	(496)	1,168
Other Noninterest Income	673	627	268	201
Noninterest Expense	6,905	5,949	3,087	1,980
Income Tax Benefit	(1,265)	(447)	(1,321)	(244)
Net Loss	(1,889)	(661)	(1,994)	(367)
Preferred Stock Dividends	245	51	82	38
Net Loss Available for Common Shareholders	$(2,134)	$(712)	$(2,076)	$(405)

PER SHARE DATA:
Net Loss per Common Share, Basic	$(1.11)	$(0.37)	$(1.07)	$(0.21)
Net Loss per Common Share, Diluted	$(1.11)	$(0.37)	$(1.07)	$(0.21)

Book Value per Common Share	$6.04	$9.64
Tangible Book Value per Common Share (1)	$5.93	$7.97
Period-End Common Stock Price	$2.65	$3.25
Common Stock Price as a Percentage of Tangible Book Value	44.69%	40.78%

PERFORMANCE RATIOS: (2)
Return on Average Assets	-0.95%	-0.33%	-3.06%	-0.56%
Return on Average Equity	-12.49%	-4.09%	-40.68%	-5.98%
Net Interest Margin	3.46%	3.55%	3.46%	3.30%
Net Interest Spread	3.28%	3.27%	3.29%	2.95%

	At
	March 31,	June 30,
	2010	2009
BALANCES:
Net Loans	$206,023	$216,927
Total Assets	$263,240	$268,367
Deposits	$221,727	$207,795
Borrowings	$22,100	$39,300
Stockholders' Equity	$17,743	$19,692

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage Ratio	7.85%	7.98%
Bank Tier 1 Risked Based Ratio	10.43%	10.33%
Bank Total Risked Based Ratio	11.69%	11.58%
Allowance For Loan Losses to Total Loans	2.51%	1.37%
Nonperforming Assets to Total Assets	6.24%	4.66%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three and nine month periods ended March 31, 2010 and 2009 are annualized.